Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan of Monarch Casino & Resort, Inc. of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of Monarch Casino & Resort, Inc. and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

November 10, 2014